Exhibit 99.1

FOR IMMEDIATE RELEASE

Merix Investor Relations Contact:

Allen Muhich, Vice President, Finance & Investor Relations

503.716.3667

MERIX CORPORATION ANNOUNCES ELECTION OF

FRANCIS YUEN TO BOARD OF DIRECTORS

Beaverton, OR, April 9, 2008 — Merix Corporation (NASDAQ:MERX) today announced the election of Francis Yuen to the Board of Directors on April 8, 2008. Mr. Yuen is currently the President and Business Leader of Trane Commercial Systems, Asia and has held that position since September 2003. Trane Commercial Systems is a global provider of residential heating and air conditioning and commercial HVAC solutions. From 2000 to September 2003, Mr. Yuen held various positions at Honeywell International, including President of Asia Pacific, Chairman of Honeywell China and President, Aerospace Asia Pacific.

“Francis’ extensive knowledge of the Asia markets will further strengthen our board and we are very pleased to welcome him to our board,” said Michael D. Burger, President and CEO of Merix Corporation.

The other members of the Merix Board of Directors are: William C. McCormick, Chairman of the Board; Michael D. Burger, President and Chief Executive Officer; Kirby A. Dyess; Donald D. Jobe; George H. Kerckhove; Dr. William W. Lattin; and Robert C. Strandberg.

About Merix Corporation

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides high-performance materials, quick-turn prototype, pre-production and volume board production to its customers. Principal markets served by Merix include communications and networking, computing and peripherals, industrial and medical, defense and aerospace, and automotive end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com.